SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of earliest event reported):          March 26, 2010

Clean Energy and Power, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-30448	20-0420885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Airport Road – Unit 2, Warwick, Rhode Island	02889
(Address of principal executive offices)	(Zip code)

(401) 648-0803
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 – OTHER EVENTS

On March 24, 2010, the Company's board of directors determined to affect a decrease of the issued and outstanding common stock by the ratio of 1,000 existing shares of common stock for each new 1 share of common stock, effective as of April 1, 2010, without a change in the authorized shares of common stock of the Company (also known as a reverse stock split).  Any fractional interests in connection with the payment of this reverse split will be rounded as follows:

•	If the fractional shares are .50 or greater, then up to the next whole share
•	If the fractional shares are .499 or less, then down to the next whole share

The trading symbol for the Company's common stock as of April 1, 2010 will remain as KEPI.

Under the provisions of the Company's Articles of Incorporation, as amended, shareholder approval is not required for this reverse split.

The board of directors believes the Company's shareholders will benefit from a capital structure more appropriate for a company of its operational and financial status.  The Company has a new strategy to enhance shareholders' value.  Part of this new strategy is encompassed by a reverse stock split, which should result in a higher price per share, and corresponding lower number of total shares issued.  The board of directors believes that many institutional investors have shied away from making investments in the Company due to the low trading price of its common stock, the large number shares outstanding, and the trading volatility.  An increased price, coupled with lower number of common shares outstanding and lower volatility, should help to increase the marketability of its stock to potential new investors.  The board of directors believes that these changes will help to better position the Company to capture new growth opportunities and enable it to execute its business plans more effectively.

Item 9.01 Financial Statements and Exhibits

(a)           Not Applicable

(b)           Not Applicable

(c)           Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Energy and Power, Inc.

Date: March 26, 2010	By:	/s/ Erwin Vahlsing, Jr.
Name: Erwin Vahlsing, Jr.
Its: Chief Executive Officer